Exhibit 99.3

Electric / Gas / Water Information collection, analysis and applications 2111 North Molter Road Liberty Lake, WA 99019 509.924.9900 Tel 509.891.3355 Fax www.itron.com

FOR IMMEDIATE RELEASE

ITRON ANNOUNCES $235 MILLION PRIVATE PLACEMENT OF EQUITY

SPOKANE, WA. —February 25, 2007 — Itron, Inc. (NASDAQ:ITRI) announced today that it has agreed to sell 4,086,958 shares of its common stock to ten institutional investors in a private placement at a price of $57.50 per share, based on a 5% discount from the five-day average share closing price during the week of February 12, 2007 of $60.52. The transaction is expected to generate gross proceeds to Itron of $235 million before fees and other offering expenses. Net proceeds will be used to partially fund the acquisition of Actaris Metering Systems. The sale is expected to be completed on March 1, 2007, subject to customary closing conditions.

The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent an applicable exemption from registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities. Pursuant to the terms of the securities purchase agreement with the private placement investors, the Company has agreed to register re-sales of the shares not more than 75 days from the date of closing of the Actaris acquisition.

This press release contains forward-looking statements regarding the expectation of the closing of the private placement. These forward-looking statements are based on Itron's current expectations and are subject to the risk that the closing conditions to the financing are not met which, if this occurs, may cause the closing not to occur.

Itron, Inc. contact:
Deloris Duquette
Vice-president, Investor Relations and Corporate Communications
(509) 891-3523
Deloris.duquette@itron.com